Filed Pursuant to Rule 433 of the Securities Act of 1933
Free Writing Prospectus dated September 22, 2026
Relating to the Prospectus Supplement dated September 11, 2026
Registration No. 333-295142

On September 22, 2026, DeFi Development Corp. (the “Company”) made available a video relating to the Company’s offering of shares of its Variable Rate Series C Perpetual Preferred Stock (“CHAD Stock”). A transcript of the video is attached hereto as Exhibit A.

The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (including a base prospectus) and a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference therein or that the Company has filed with the SEC for more complete information about the Company and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC’s website or by visiting www.dfdv.com.

Exhibit A

NERD 1: Wow... there goes my last five hundred bucks.
NERD 1: What am I gonna do?! I don't get paid until next week.
NERD 2: Hey man, why don't you stop getting wrecked on memecoins and instead buy CHAD?
NERD 1: Huh? What's CHAD?
CHAD: CHAD is how you get paid every day.
CHAD: Thirteen percent annual dividend.
CHAD: Payday is every day.
WOMEN: CHAD!
WOMEN: CHAD!
CHAD: Gotta go.
NERD 1: Whoa.